Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK TO ACQUIRE HCC INDUSTRIES

Paoli, PA, September 15, 2005 — AMETEK, Inc. (NYSE: AME) today announced it has agreed to acquire HCC Industries (“HCC”), a leading designer and manufacturer of highly engineered hermetic connectors, terminals, headers and microelectronic packages for sophisticated electronic applications in the aerospace, defense, industrial and petrochemical markets. Headquartered near Los Angeles, CA, HCC has annual sales of approximately $104 million. It will be acquired from an investor group led by Windward Capital Partners and management for approximately $162 million in cash. This acquisition is subject to normal closing conditions and is expected to be completed during the fourth quarter.

“HCC will become a new platform for our Electromechanical Group. The excellent internal growth of this business coupled with our ability to add additional synergistic acquisitions should enable this new platform to become a major part of our Electromechanical Group,” comments Chairman and Chief Executive Officer Frank S. Hermance.

“HCC’s significant technological differentiation and strong customer orientation enable the rapid design and production of hermetic (moisture-proof) connectors, terminals, headers and microelectronic packages for customers’ specific applications. There is considerable synergy with AMETEK’s markets and distribution channels, particularly in Aerospace and Defense as well as shared technology with our Specialty Metals Division,” added Mr. Hermance.

HCC designs and manufactures high-precision glass-to-metal seals and ceramic-to-metal seals. These seals protect sensitive electronics from the environment as well as provide thermal management capabilities. Products fall into three categories: connectors, terminals and headers, and microcircuit packaging. Connectors facilitate the passage of electrical current between two devices and allow them to be mechanically coupled and decoupled. Terminals and headers are interconnect devices that isolate electrical signals. Microcircuit packaging protects semiconductor circuitry from the environment.

AMETEK’s Electromechanical Group (EMG) is the world’s largest manufacturer of electric motors and blowers for the floor-care industry and a leader in brushless air-moving motors and thermal management subsystems for aerospace, defense, business machine, mass transit, medical, and computer markets. EMG’s Specialty Metal Products Division is a world leader in metal powder, strip, wire, bonded products and advanced metallurgical materials. EMG had 2004 sales of approximately $565 million.

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AMETEK TO ACQUIRE HCC INDUSTRIES

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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